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                                                                    EXHIBIT 21.1



                          SUBSIDIARIES OF THE COMPANY



Dominick's Finer Foods, Inc.



        Blackhawk Developments, Inc.


        Blackhawk Properties, Inc.


        Dodi Hazelcrest, Inc.


        Dominick's Finer Foods, Inc. of Illinois


        Dominick's Equipment Leasing, Inc.


        Kohl's of Bloomingdale, Inc.


        Save-It Discount Foods Corporation